Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Xinyuan Real Estate Co., Ltd. for the registration of up to $490,338,401 of its common shares, warrants, and debt securities and to the incorporation by reference therein of our reports dated June 26, 2009, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd., the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. and the consolidated financial statements of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. included in Xinyuan Real Estate Co., Ltd’s. Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Shanghai, The People’s Republic of China

July 6, 2009